Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Announces Departure of Chief Financial Officer

Newport Beach, Calif. – May 2, 2008 – The TriZetto Group, Inc. (NASDAQ: TZIX) today announced that Bob Barbieri, the company’s chief financial officer, has departed the company for personal reasons. “TriZetto’s management team and the board of directors thank Bob for his contributions and wish him continued success in his future ventures,” said Jeff Margolis, TriZetto’s chairman and CEO.

Barbieri’s departure is not as a result of any disagreement with the company. A search for a new CFO has been initiated. In the interim, the strong team that comprises the office of the CFO will continue to drive day-to-day activities. TriZetto’s board of directors has appointed the company’s corporate controller, Carl Long, as the principal accounting officer.

“I have every confidence in our team’s capabilities during this interim period and there will be no loss in momentum, either in operating the company or in working towards completing the company’s acquisition by Apax Partners,” added Margolis.

About TriZetto

TriZetto is Powering Integrated Healthcare ManagementTM. With its technology touching nearly half of the U.S. insured population, TriZetto is uniquely positioned to drive the convergence of health benefit administration, care management and constituent engagement. The company provides premier information technology solutions that enable payers and other constituents in the healthcare supply chain to improve the coordination of benefits and care for healthcare consumers. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

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Investor Contact:	Media Contact:
Brad Samson	Melissa Bruno
TriZetto	Schwartz Communications
949-719-2220	781-684-6652
brad.samson@trizetto.com	MBruno@schwartz-pr.com